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                                                                   EXHIBIT 10(g)

                            ILLINOIS TOOL WORKS INC.
                  NON-OFFICER DIRECTORS' RESTRICTED STOCK PLAN

RESOLVED: that the Company shall issue to each of its current non-officer, non-employee Directors as part of his or her Director's compensation a grant of 900 shares of the Company's Common Stock, $.01 par value (the "Restricted Stock"), effective January 2, 2001;

FURTHER RESOLVED: that when any other Director who is neither an officer nor an employee of the Company becomes a member of this Board between January 2, 2002 and January 2, 2004, such Director shall receive as part of his or her Director's compensation a grant, on the first business day of the January following the commencement of such Director's service, 300 shares for each full year of service remaining during the period January 2, 2002 to January 2, 2004;

FURTHER RESOLVED: that the Restricted Stock issued pursuant to this resolution shall be subject to the following:

1. the Restricted Stock is forfeitable to the Company until "earned out" as follows: 300 shares of Restricted Stock shall become non-forfeitable on the first business day in January in each of the years 2002, 2003 and 2004, commencing January 2, 2002, except that all shares granted to any Director shall become non-forfeitable on the date that such Director retires from this Board in accordance with the Board's policy on retirement or on the date that such Director dies;

2. Full voting and dividend rights with respect to the Restricted Stock shall be held by the respective Directors from the date of grant of the Restricted Stock to them;

3. Any shares of Restricted Stock granted pursuant to this resolution shall be subject, as appropriate, to stock splits, reverse stock splits, stock dividends, combinations of shares or other changes with respect to the Company's Common Stock;

4. None of the Restricted Stock may be sold or transferred (including, transfer by gift or donation) prior to January 2, 2004, except upon retirement or death as provided in paragraph 1 or upon approval by the Company of a completed transfer form submitted by the Director;


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5.   Prior to the termination of the restriction on the sale or transfer set forth in paragraph 4, the certificates representing the Restricted Stock will be held by the Company's corporate secretary; and

6. If any grantee shall cease to serve as a Director of the Company for any reason (other than retirement or death as described in paragraph 1) prior to January 2, 2004, the Restricted Stock remaining subject to forfeiture pursuant to paragraph 1 will revert to the Company, but all Restricted Stock which has been "earned out" may be sold after service as a Director ceases, notwithstanding the requirements of paragraph 4, subject only to such restrictions as may be established by the Company in order to comply with federal or state securities laws or other legal requirements;

FURTHER RESOLVED: that this Board shall have broad discretion to administer this Restricted Stock Grant Program, including (i) the renewal of the Program for successive three year terms, and (ii) changing the vesting provisions; and

FURTHER RESOLVED: that management is hereby authorized to do or cause to be done any and all further acts, including the execution and delivery in the name and on behalf of the Company and under its corporate seal (if required by law) of any certificates, instruments, documents and filings, as such officer may, with the advice of counsel, deem necessary or desirable to carry out the purpose and intent of this resolution and to comply with all legal requirements relating thereto.